Exhibit 10.1

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this “Amendment”) is entered into as of this 29th day of February, 2016 (the “Execution Date”), by and between BMR-9920 BELWARD CAMPUS DRIVE, LLC, a Delaware limited liability company (“Landlord,” as successor-in-interest to GP ROCK ONE, L.L.C., a Rhode Island limited liability company), and NOVAVAX, INC., a Delaware corporation (“Tenant”).

RECITALS

A.           WHEREAS, Landlord and Tenant are parties to that certain Lease dated as of May 7, 2007 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of May 30, 2008 (the “First Amendment”), as amended by that certain Second Amendment to Lease dated as of June 28, 2008 (the “Second Amendment”) (as the same may have been amended, supplemented or modified from time to time, the “Existing Lease”), whereby Tenant leases certain premises (the “Premises”) from Landlord at 9920 Belward Drive in Rockville, Maryland (the “Building”);

B.           WHEREAS, Landlord and Tenant desire to extend the Term of the Lease and make such other changes as stated herein; and

C.           WHEREAS, Landlord and Tenant desire to modify and amend the Existing Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1.          Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Lease unless otherwise defined herein. The Existing Lease, as amended by this Amendment, is referred to collectively herein as the “Lease.” From and after the date hereof, the term “Lease,” as used in the Existing Lease, shall mean the Existing Lease, as amended by this Amendment.

2.          Extension Term. The Term Expiration Date is hereby changed to January 31, 2020. The period from February 1, 2017 to January 31, 2020 is referred to herein as the “Extension Term”.

3.          Termination Option.

(a)          Tenant shall have the one-time option to terminate this Lease with respect to the entire Premises (the “Termination Option”), which termination shall be effective on February 1, 2019 (the “Termination Date”), by providing Landlord with written notice thereof (the “Termination Option Notice”) on or prior to the date which is twelve (12) months prior to the Termination Date. If Tenant timely delivers the Termination Option Notice, then, on or before the date which is ten (10) business days after the date the Termination Option Notice is delivered to Landlord, Tenant shall deliver to Landlord the Termination Fee (as defined below) as consideration for and a condition precedent to such early termination. The “Termination Fee” equals the unamortized amounts (as of the Termination Date) of (i) the broker commissions paid in connection with this Lease, which amounts shall be calculated by using an amortization table with an interest rate of eight percent (8%) commencing on the latest date a brokerage commission is actually paid in connection with this Lease and ending on the Term Expiration Date, plus (ii) the Extension Allowance paid by Landlord in connection with the Extension Improvements, which amounts shall be calculated by using an amortization table with an interest rate of eight percent (8%) commencing on the latest date the Extension Allowance is actually paid hereunder and ending on the Term Expiration Date.

(b)          If Tenant executes a lease with Landlord or an affiliate of Landlord after the Execution Date of this Amendment for premises containing more rentable square feet than the premises under this Lease in the Rockville/Gaithersburg, Maryland submarket (the “Expansion Lease”), then Tenant shall have the option to terminate this Lease with respect to the entire Premises (an “Expansion Termination Option”) in connection with which (i) the Termination Date shall be the term commencement date under the Expansion Lease, (ii) the Termination Option Notice must be delivered to Landlord on or prior to the date which is six months (6) months prior to the Termination Date, and (iii) the Termination Fee shall be Zero Dollars. For clarity, Tenant shall not have an Expansion Termination Option in the case where Landlord or an affiliate of Landlord acquires a building after the Execution Date in which Tenant is then leasing space containing more rentable square feet than the premises under this Lease.

(c)          If Tenant fails to timely deliver to Landlord the Termination Option Notice or the Termination Fee, then the Termination Option or Expansion Termination Option, as applicable, shall automatically terminate and be of no further force or effect.  If Tenant timely delivers to Landlord the Termination Option Notice and the Termination Fee, then Tenant shall surrender the Premises to Landlord on or before the Termination Date in accordance with all of the terms and conditions of this Lease and if Tenant does not so surrender the Premises, then Tenant, pursuant to Article 23 of the Lease, shall become a tenant at sufferance until the actual date that Tenant surrenders the Premises to Landlord in accordance with the terms and conditions of this Lease.  If Tenant timely delivers to Landlord the Termination Option Notice and the Termination Fee, then this Lease shall terminate on the Termination Date and shall thereafter be of no further force or effect, except for those provisions that, by their express terms, survive the expiration or earlier termination thereof.  Notwithstanding anything in this Section to the contrary, Tenant shall not be permitted to exercise the Termination Option or Expansion Termination Option, as applicable, during any period of time during which Tenant is in default under the Lease (so long as Tenant has received prior written notice of such default).  Any attempted exercise of the Termination Option during a period of time in which Tenant is in default shall be void and of no force or effect.  The Termination Option and or Expansion Termination Option, as applicable, are each personal to Novavax, Inc., and may not be exercised by any assignee, sublessee or transferee of this Lease, unless Landlord expressly agrees that the Termination Option or Expansion Termination Option, as applicable, may be transferred to any such assignee, sublessee or transferee, which agreement Landlord may grant or withhold in its sole discretion.

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4.          Base Rent. Notwithstanding anything to the contrary in the Lease, during the Extension Term, Tenant shall pay to Landlord as Base Rent for the Premises the applicable amounts set forth in the chart below:

Dates	Rentable Area	Base Rent per Square Foot of Rentable Area	Basic Monthly Rent
February 1, 2017- January 31, 2018	51,181	$29.50	$125,819.96
February 1, 2018- January 31, 2019	51,181	$30.24	$128,976.12
February 1, 2019- January 31, 2020	51,181	$31.00	$132,217.58

5.          Extension Improvements. Landlord shall reimburse Tenant for up to Two Hundred Fifty-Five Thousand Nine Hundred Five Dollars ($255,905) (based upon Five Dollars ($5.00) per square foot of rentable area in the Premises (the “Extension Allowance”) for Tenant’s construction of Alterations, to the extent completed in conformity with the Lease, Tenant’s permitted use and applicable laws. The Extension Allowance may be applied to the costs of (a) construction (including installation of carpet and new paint), (b) project review by Landlord if applicable (which fee shall equal three percent (3%) of the cost of the Extension Improvements, including the Extension Allowance), (c) to the extent applicable, commissioning of mechanical, electrical and plumbing systems by a licensed, qualified commissioning agent hired by Tenant, and review of such party’s commissioning report by a licensed, qualified commissioning agent hired by Landlord, (d) space planning, architect, engineering and other related services performed by third parties unaffiliated with Tenant, (e) building permits and other taxes, fees, charges and levies by applicable governmental authorities for permits or for inspections of the Extension Improvements, (f) costs and expenses for labor, material, equipment and fixtures and (g) retroactive invoices for costs incurred to renovate and/or modify the Premises during calendar year 2015. In no event shall the Extension Allowance be used for (v) the cost of work that is not approved in writing by Landlord, (w) payments to Tenant or any affiliates of Tenant, (x) the purchase of any furniture, personal property or other non-building system equipment, (y) costs resulting from any default by Tenant of its obligations under this Lease or (z) costs that are recoverable by Tenant from a third party (e.g., insurers, warrantors, or tortfeasors).

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5.1.          Except for retroactive invoices submitted for payment, provided Tenant delivers the following documentation to Landlord, then Landlord shall, within thirty (30) days of receipt thereof, pay to Tenant the amount set forth in the Advance Request:

(a)   a statement (an “Advance Request”) requesting the total amount of the Extension Allowance be distributed to Tenant;

(b)   a summary of the Alterations performed using AIA standard form Application for Payment (G 702) executed by the general contractor

(c)   invoices from the general contractor, the architect, and any subcontractors, material suppliers and other parties requesting payment with respect to the amount of the Extension Allowance being requested;

(d)   lien releases from the general contractor and each subcontractor and material supplier with respect to the Alterations performed that correspond to the Advance Request (which may be conditional lien releases for any Advance Request other than the final Advance Request);

(e)   a certificate of occupancy (to the extent the Extension Improvements are complete) for the Premises suitable for the permitted use;

(f)   and a Certificate of Substantial Completion (to the extent the Extension Improvements are complete) in the form of the American Institute of Architects document G704, executed by the project architect and the general contractor.

Tenant shall not submit an Advance Request more often than every thirty (30) days. Tenant may submit an Advance Request for costs associated with Alterations performed in accordance with the Lease prior to the Execution Date during calendar year 2015.

6.          Condition of Premises. Tenant acknowledges that (a) it is in possession of and is fully familiar with the condition of the Premises and, notwithstanding anything contained in the Lease to the contrary, agrees to take the same in its condition “as is” as of the first day of the Extension Term, and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the Premises for Tenant’s continued occupancy for the Extension Term or to pay for any improvements to the Premises, except for the Extension Allowance. Notwithstanding the previous, as of the Extension Term, Landlord, at its expense, will perform and bear all the costs of all necessary capital repairs and capital replacements involving the structural components of the base building and parking areas. Any capital costs incurred will be included in Operating Expenses, but only to the extent that (a) each such expenditure is amortized over the useful life thereof based on GAAP or (b) any capital improvement undertaken to effect code compliance as required by laws which are enacted or amended to impose new or additional compliance after the Execution Date shall be amortized over its useful life.

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7.          Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment, other than Jones Lang LaSalle (“Broker”), and agrees to reimburse, indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord, at Tenant’s sole cost and expense) and hold harmless the Landlord Indemnitees for, from and against any and all cost or liability for compensation claimed by any such broker or agent, other than Broker, employed or engaged by it or claiming to have been employed or engaged by it. Broker is entitled to a leasing commission in connection with the making of this Amendment, and Landlord shall pay such commission to Broker pursuant to a separate agreement between Landlord and Broker.

8.          No Default. Tenant represents, warrants and covenants that, to the best of Tenant’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Existing Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

9.          Non-Disturbance. Notwithstanding Section 22 of the Lease, as relates to the Premises, and with respect to any and all now existing lien mortgages and deeds of trust, and with respect to all future lien mortgages and deeds of trust, (collectively “Lienholders”) Landlord and/or its successor(s) in interest will use commercially reasonable efforts to secure and deliver to Tenant a subordination/non-disturbance agreement prior to closing any related financing. In consideration therefore, Tenant shall agree to attorn to such Lienholders should such Lienholders become the owner of the Building. Tenant will agree to work in good faith with any standard form of subordination/non-disturbance agreement, provided that such form is commercially reasonable in content and structure with such then-current industry-standard changes that Tenant may negotiate.

10.         Notices. Notwithstanding anything in the Lease to the contrary, any notice, consent, demand, invoice, statement or other communication required or permitted to be given under the Lease shall be in writing and shall be given by (a) personal delivery, (b) overnight delivery with a reputable international overnight delivery service, such as FedEx, or (c) facsimile or email transmission, so long as such transmission is followed within one (1) business day by delivery utilizing one of the methods described in (a) or (b). Any such notice, consent, demand, invoice, statement or other communication shall be deemed delivered (x) upon receipt, if given in accordance with subsection (a); (y) one business (1) day after deposit with a reputable international overnight delivery service, if given if given in accordance with subsection (b); or (z) upon transmission, if given in accordance with subsection (c). Tenant confirms that, notwithstanding anything in the Lease to the contrary, notices delivered to Tenant pursuant to the Lease should be sent to:

Novavax, Inc.

9920 Belward Drive

Rockville, Maryland 20805

Attention: Chief Financial Officer

11.         Effect of Amendment. Except as modified by this Amendment, the Existing Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. In the event of any conflict between the terms contained in this Amendment and the Existing Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.

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12.         Successors and Assigns. Each of the covenants, conditions and agreements contained in this Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns and sublessees. Nothing in this section shall in any way alter the provisions of the Lease restricting assignment or subletting.

13.         Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.

14.         Authority. Tenant guarantees, warrants and represents that the individual or individuals signing this Amendment have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.

15.         Counterparts; Facsimile and PDF Signatures. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document. A facsimile or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature.

16.         Renewal Options. Section 26 is replaced in its entirety by the following new Section 26:

“Provided Tenant is not in default under this Lease beyond any applicable notice and cure period, Tenant has the option to renew the Lease Term for one (1) additional period of five (5) years with the option exercisable upon not less than twelve (12) months prior written notice to Landlord given prior to the expiration of the initial Lease Term or the then applicable extension period, whichever is applicable. If this Lease is so renewed, the Base Rent for each extension period shall continue to increase by 2.25%. Such calculation shall also include equitable deductive adjustments being made for those leasing concessions and leasehold improvements which are prevalent in the submarket. All other terms and provisions of this Lease shall govern each extension period. Notwithstanding the foregoing, if Tenant is then in default under the provisions of this Lease beyond any applicable notice and cure period at what would have been the commencement date of the then applicable extension period, or if Tenant fails to timely give its notice to extend the Lease Term, Tenant’s option to renew shall be null and void and of no further force or effect.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date and year first above written.

LANDLORD:

BMR-9920 BELWARD CAMPUS DRIVE LLC,
a Delaware limited liability company

By:	/s/ Kevin M. Simonsen
Name:	Kevin M. Simonsen
Title:	Sr. VP, Real Estate Legal

TENANT:

NOVAVAX, INC.,
a Delaware corporation

By:	/s/ John A. Herrmann III
Name:	John A. Herrmann III
Title:	SVP, General Counsel & Secretary